Exhibit 4.5

AVALONBAY COMMUNITIES, INC.
SECOND AMENDED AND RESTATED
2009 EQUITY INCENTIVE PLAN
(Restatement)

SECTION 1.
GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the AvalonBay Communities, Inc. Second Amended and Restated 2009 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and prospective employees) of AvalonBay Communities, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee, and which is comprised of not less than two Non-Employee Directors who are independent.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Cause” means:

(i)       any material or willful breach by the grantee of any agreement to which the grantee and the Company are parties or of any published policy of the Company that is generally applicable to all employees of the Company (or to a subset of employees applicable to grantee, e.g., all officers or employees of a particular business unit), including, but not limited to, policies concerning insider trading, misuse of confidential information, sexual harassment or policies contained in the Company’s Code of Conduct or Associate Handbook as the same may be amended from time to time; the materiality or willfulness of a breach shall be determined in the sole discretion of the Company;

(ii)
 any act (other than retirement or other termination of employment) or omission to act by the grantee which may, as determined in the sole discretion of the Company, have a material and adverse effect on the interests of the Company or any Subsidiary or on the grantee’s ability to perform services for the Company or any Subsidiary, including, without limitation, the commission of or indictment for any crime (other than ordinary traffic violations);

(iii)
 any material misconduct or neglect of duties by the grantee in connection with the business or affairs of the Company or any Subsidiary, including without limitation due to alcohol abuse or use of controlled substances other than in accordance with a valid prescription, as determined by the Company in its sole discretion;

(iv)
 any willful failure, as determined by the Company in its sole discretion, to cooperate fully with a Company internal investigation or an investigation of the Company by regulatory or law enforcement authorities whether or not related to the grantee’s employment with the Company (an “Investigation”), after being instructed by the Company (including any instruction by legal, internal audit, or human resources personnel) to cooperate, or the grantee’s willful destruction of or knowing and intentional failure to preserve documents or other material (including emails, text messages or electronic data) known by the grantee to be relevant to any investigation; or

(v)
 any fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company (including through the misapplication of Company property to personal use or fraudulent expense reimbursement reports);

provided, that the following shall apply in connection with and for twenty-four months following a Sale Event: (i) if any act or omission is, in the reasonable judgment of the Company, capable of cure, the grantee first shall have received written notice of the act or omission alleged to constitute Cause and shall have failed to cure after 15 days following such notice from the Company which notice shall specifically identify the act or omission which the Company believes constitutes Cause; and (ii) in the case of an officer, a dismissal of such officer for Cause must be made pursuant to a vote of the Board (after the expiration of any applicable 15 day cure period).

As used in this definition of Cause, an act or omission to act shall be considered “willful” if done, or omitted to be done, by the grantee with knowledge and intent.

The foregoing definition does not in any way limit the Company’s ability to terminate the grantee’s employment at any time, nor will it limit the Company’s ability to terminate the grantee’s employment for poor performance or for “Cause” as defined for other purposes by the Company (e.g., with respect to other severance arrangements or guidelines).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date in 2017 on which the Second Amended and Restated 2009 Equity Incentive Plan is approved by stockholders as set forth in Section 21.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the last reported sale price at which Stock is traded on such date or, if no Stock is traded on such date, the most recent date on which Stock was traded, as reflected on the New York Stock Exchange or, if applicable, any other national exchange on which the Stock is traded.

“Good Reason” means the occurrence of any of the following events: (i) a material adverse change in the functions, duties or responsibilities of a grantee’s position (other than a termination of employment for Cause) which would meaningfully reduce the level, importance or scope of such position (provided that a change in the person, position and/or department to whom the grantee is required to report shall not by itself constitute a material adverse change in such grantee’s position); or (ii) the relocation of the office at which a grantee is principally located immediately prior to a Sale Event (the “Original Office”) to a new location outside of the metropolitan area of the Original Office or the failure to locate a grantee’s own office at the Original Office (or at the office to which such office is relocated which is within the metropolitan area of the Original Office); or (iii) a material reduction in the grantee’s base salary and incentive compensation opportunity as in effect immediately prior to the event to which a right to terminate employment for Good Reason relates.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: (i) earnings before interest, taxes, depreciation and amortization; (ii) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (iii) changes in the market price of the Stock; (iv) cash flow (including, but not limited to, operating cash flow and free cash flow); (v) funds from operations or similar measure; (vi) sales or revenue; (vii) acquisitions or strategic transactions; (viii) operating income (loss); (ix) return on capital, assets, equity, or investment; (x) total stockholder returns or total returns to stockholders; (xi) gross or net profit levels; (xii) productivity; (xiii) expense; (xiv) margins; (xv) operating efficiency; (xvi) customer satisfaction; (xvii) working capital; (xviii) earnings per share of Stock; (xix) lease up performance, net operating income performance or yield on development or redevelopment communities; (xx) leverage (measured as a ratio based on debt, debt net of cash balances, or interest expense to earnings before interest, taxes, depreciation and amortization (EBITDA) or to total market capitalization, or similar measures); and/or (xxi) economic value-added, any of which under the preceding clauses (i) through (xxi) may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee may appropriately adjust any evaluation of the Company’s or a peer’s performance under a Performance Criterion to exclude or minimize the effect of any of the following events that occurs during a Performance Cycle: (I) asset write-downs or impairments, (II) litigation or claim judgments or settlements, (III) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (IV) accruals for reorganizations and restructuring programs, (V) any item of an unusual nature or of a type that indicates infrequency of occurrence, or both, including those described in the Financial Accounting Standards Board’s authoritative guidance and/or in management’s discussion and analysis of financial condition of operations appearing the Company’s annual report to stockholders for the applicable year, (VI) special or non-routine dividends, including those that result from large asset sales, and (VII) other items that are typically adjusted, including in earnings releases, third party publications or metrics that are focused on core or recurring operating results and that are based on the above criterion.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award, the vesting and/or payment of which is subject to the attainment of one or more Performance Goals. Each such period shall not be less than 12 months, except to the extent shortened due to the occurrence of certain defined events (e.g., a Sale Event) as set forth in the Plan or in the relevant Award agreement.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means an Award entitling the recipient to acquire shares of Stock upon the attainment of specified Performance Goals.

“Restricted Stock Award” means an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of phantom stock units to a grantee subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to one or more unrelated persons or entities, or (ii) the sale or other transfer of all or substantially all of the Stock of the Company to one or more unrelated persons or entities (including by way of a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity) where the stockholders of the Company, immediately prior to such sale or other transfer, would not, immediately after such sale or transfer, beneficially own shares representing in the aggregate more than 50 percent of the voting shares of the acquirer or surviving entity (or its ultimate parent corporation, if any). For this purpose, only voting shares of the acquirer or surviving entity (or its ultimate parent, if any) received by stockholders of the Company in exchange for Stock shall be counted, and any voting shares of the acquirer or surviving entity (or its ultimate parent, if any) already owned by stockholders of the Company prior to the transaction shall be disregarded.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 16 Officer” means an employee who is subject to the reporting and other provisions of Section 16 of the Exchange Act.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2.
ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)
Administration of Plan. The Plan shall be administered by the Administrator, provided that the amount, timing and terms of the grants of Awards to Non-Employee Directors shall be determined by the compensation committee, the nominating and corporate governance committee or similar committee comprised solely of Non-Employee Directors (which determination may, in the discretion of such committee, be conditioned on the subsequent approval of a majority vote or unanimous written consent of either the Non-Employee Directors on the Board or the independent directors on the Board who qualify for service on the compensation committee).

(b)
Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)
 to select the individuals to whom Awards may from time to time be granted;

(ii)
 to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)
  to determine the number of shares of Stock to be covered by any Award;

(iv)
  to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v)
 subject to the provisions of Section 2(g), to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)
  subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii)
  at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

(c)
  All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees. The Administrator may, in its discretion, condition any approval or determination on the subsequent approval of a majority vote or unanimous written consent of either the Non-Employee Directors on the Board or the independent directors on the Board who qualify for service on the compensation committee).

(d)
  Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company (or other executive officers of the Company to the extent permitted under applicable law) all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not Section 16 Officers and (ii) not Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount or value of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(e)
Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(f)
 Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(g)
Minimum Vesting Requirements. Notwithstanding any other provision in the Plan to the contrary, the minimum restriction or vesting period with respect to any Award granted under the Plan to any person (including, without limitation, to an officer, employee, Non-Employee Director or other key person (including a consultant or prospective employee of the Company or any Subsidiary)) shall be no less than one year; provided that, notwithstanding the foregoing, such minimum vesting provision shall not apply in the following cases:

i.
in the case of a grantee’s death, disability, retirement or termination of employment without cause, or (in the case of Performance-Based Awards) a Sale Event, and

ii.
in the case of credits of Awards under Dividend Equivalent Rights associated with Restricted Stock Units, and

iii.
in addition to the above exceptions, with respect to Awards made after the Effective Date that result in the issuance of up to 5% of the shares of Stock reserved and available for issuance under the Plan as of the Effective Date pursuant to Section 3(a).

SECTION 3.
STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)
Stock Issuable. As of the Effective Date, the maximum number of shares of Stock reserved and available for issuance pursuant to Awards granted under the Plan on or after the Effective Date shall be 8,000,000 shares (an increase of 7,563,450 shares as compared to the number of shares reserved and available for issuance under the Plan as of February 16, 2017, subject to adjustment as provided in Section 3. For purposes of this limitation, the shares of Stock underlying any Awards under this Plan or the Company’s 1994 Stock Incentive Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, the following shares of Stock shall not be added to the shares authorized for grant under the Plan: (1) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (2) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 600,000 shares of Stock may be granted to any one individual grantee during any one calendar year period, and no more than 8,000,000 Awards made on or after the Effective Date may be made in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)
Awards to Non-Employee Directors. By their approval of this Plan, the Board and the Stockholders approve Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year that shall together have a value up to $500,000. Notwithstanding the foregoing, total compensation for a non-executive Chairman of the Board for service on the Board (including the value of any Awards awarded under this Plan and all other cash compensation for service on the Board) may exceed the dollar limit stated in the prior sentence by up to 50%. For the purpose of these limitations, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

(c)
       Effect of Awards. The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award of 2.17 shares of Stock for each such share of Stock actually subject to the Award. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award for one share of Stock for each such share of Stock actually subject to the Award. Any forfeitures, cancellation or other termination (other than by exercise) of such Awards shall be returned to the reserved pool of shares of Stock under the Plan in the same manner.

(d)
Changes in Stock. Subject to Section 3(e) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities or paid in satisfaction of a dividend declaration, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and/or the terms of outstanding Awards to take into consideration cash dividends declared and paid other than in the ordinary course or any other extraordinary corporate event, other than those contemplated by Section 3(e) hereof, to the extent determined to be necessary by the Administrator to avoid distortion in the value of the Awards. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(e)
Sale Event. Except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award Certificate, Awards granted on or after January 1, 2016 that are assumed, continued or substituted in connection with a Sale Event shall become fully vested and nonforfeitable on the date of termination in the event that a grantee’s employment or other service relationship with the Company (or its successor) is terminated by the Company (or its successor) without Cause or by the grantee for Good Reason, in either case in connection with or within 24 months following a Sale Event.

Except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award Certificate, in the case of and subject to the consummation of a Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties to the Sale Event for either (x) the assumption or continuation of such Awards by the successor entity, or (y) the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment in either case as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties to the Sale Event shall agree (after taking into account any acceleration hereunder). In the event that outstanding Awards granted hereunder are terminated because they have not been so assumed, continued or substituted, then, except as may be otherwise provided in the relevant Award Certificate, all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event, in each case in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. Further, in the event outstanding Awards granted hereunder are terminated because they have not been so assumed, continued or substituted, then (i) the Company shall have the option (in its sole discretion) to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable (after taking into account any acceleration hereunder) at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a cash payment for all other Awards that are terminated because they have not been so assumed, continued or substituted.

(f)
  Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.
ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.
STOCK OPTIONS

(a)
Grants of Stock Options. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

The Administrator in its discretion may grant Stock Options to eligible employees and key persons of the Company or any Subsidiary. Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation or other Awards at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b)
Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(b) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c)
Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d)
Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)
Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:

(i)
 In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)     Through the delivery (or attestation to the ownership following such procedures as the Administrator may prescribe) of shares of Stock beneficially owned by the optionee and that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)
By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or

(iv)    With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f)
Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.
STOCK APPRECIATION RIGHTS

(a)
Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(b)
Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(c)
  Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. The term of a Stock Appreciation Right may not exceed ten years.

SECTION 7.
RESTRICTED STOCK AWARDS

(a)
Nature of Restricted Stock Awards. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)
Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting and dividends of the Restricted Stock, subject to such conditions contained in the Restricted Stock Award Certificate. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)
Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)
Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8.
RESTRICTED STOCK UNITS

(a)
Nature of Restricted Stock Units. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. To the extent that an award of Restricted Stock Units is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

(b)
         Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation or other Award otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c)
          Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Restricted Stock Units, subject to such terms and conditions as the Administrator may determine.

(d)
         Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.
UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. Subject to the limitation set forth in Section 2(g), the Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10.
CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may, in its sole discretion, grant Cash-Based Awards to any grantee in such number or amount and upon such terms, and subject to such conditions, as the Administrator shall determine at the time of grant. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in shares of Stock, as the Administrator determines.

SECTION 11.
PERFORMANCE SHARE AWARDS

(a)
  Nature of Performance Share Awards. The Administrator may, in its sole discretion, grant Performance Share Awards independent of, or in connection with, the granting of any other Award under the Plan. The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the Performance Goals, the periods during which performance is to be measured, which may not be less than one year except in the case of a Sale Event, and such other limitations and conditions as the Administrator shall determine.

(b)
 Rights as a Stockholder. A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares of Stock actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award Certificate (or in a performance plan adopted by the Administrator).

(c)
  Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 12.
PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a)
  Performance-Based Awards. Any employee or other key person providing services to the Company and who is selected by the Administrator may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units, Performance Share Awards or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and related to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or a peer, or the financial statements of the Company or a peer, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Administrator may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee. Each Performance-Based Award shall comply with the provisions set forth below.

(b)
  Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c)
Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount (or the percentage of target achievement) of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size (or percentage of target achievement) of each Covered Employee’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d)
Maximum Award Payable. The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 300,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof) or $4 million in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION 13.
DIVIDEND EQUIVALENT RIGHTS

(a)
         Dividend Equivalent Rights. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units, Restricted Stock Award, Performance Share Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock or additional Restricted Stock Units, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award with performance vesting may provide that such Dividend Equivalent Right shall be settled upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of an Award may also contain terms and conditions different from such other Award.

(b)         Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c)
         Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of an award of Restricted Stock Units or Restricted Stock Award that has not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 14.
TRANSFERABILITY OF AWARDS

(a)
         Transferability. Except as provided in Section 14(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)
         Administrator Action. Notwithstanding Section 14(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options or Restricted Stock Units) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c)
          Family Member. For purposes of Section 14(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)
         Designation of Beneficiary. To the extent permitted by the Administrator, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 15.
TAX WITHHOLDING

(a)
         Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)
         Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that to the extent necessary to avoid adverse accounting treatment such share withholding shall not exceed the minimum required tax withholding obligation. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants.

SECTION 16.
SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated or postponed except to the extent permitted by Section 409A.

SECTION 17.
TRANSFER, LEAVE OF ABSENCE, ETC.

(a)
         Termination of Employment. If the grantee’s employer ceases to be a Subsidiary, the grantee shall be deemed to have terminated employment for purposes of the Plan.

(b)
         Transfers; Leaves. For purposes of the Plan, the following events shall not be deemed a termination of employment:

(i)
  a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(ii)
   an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 18.
AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(d) or 3(e), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 18 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(d) or 3(e).

SECTION 19.
STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 20.
GENERAL PROVISIONS

(a)
No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b)
Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c)
Stockholder Rights. Until Stock is deemed delivered in accordance with Section 20(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d)
Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board (or an authorized committee of the Board) from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases, and nothing contained in this Plan shall prevent the Board (or an authorized committee of the Board) from approving other compensation arrangements outside of this Plan for employees and Non-employee Directors. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e)
Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f)
 Forfeiture of Awards under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then, to the extent required by law, any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

(g)
Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 21.
EFFECTIVE DATE OF PLAN; EXPIRATION ON MAY 15, 2027 OF RIGHT TO ISSUE NEW AWARDS UNDER PLAN; EXPIRATION ON FEBRUARY 16, 2027 OF RIGHT TO ISSUE NEW ISO’S UNDER PLAN

This second amendment and restatement of the Plan became effective upon approval by the stockholders in accordance with applicable state law, the Company’s bylaws and articles of incorporation and the applicable rules of the New York Stock Exchange. No grants of Stock Options and other Awards may be made hereunder after May 15, 2027, and no grants of Incentive Stock Options may be made hereunder after February 16, 2027.

SECTION 22.
GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: April 1, 2009

DATE APPROVED BY STOCKHOLDERS: May 21, 2009

PERFORMANCE GOALS APPROVED BY BOARD OF DIRECTORS AND STOCKHOLDERS: May 21, 2014

FIRST AMENDMENT AND RESTATEMENT APPROVED BY BOARD OF DIRECTORS: February 11, 2016

SECOND AMENDMENT AND RESTATEMENT APPROVED BY BOARD OF DIRECTORS: February 16, 2017 (“SECOND AMENDED PLAN”)

SECOND AMENDED PLAN APPROVED BY STOCKHOLDERS: May 18, 2017

FIRST AMENDMENT to SECOND AMENDED PLAN APPROVED BY BOARD OF DIRECTORS: February 14, 2019

SECOND AMENDMENT to SECOND AMENDED PLAN APPROVED BY BOARD OF DIRECTORS: March 18, 2020

THIRD AMENDMENT to SECOND AMENDED PLAN APPROVED BY BOARD OF DIRECTORS: September 16, 2020

FOURTH AMENDMENT to SECOND AMENDED PLAN APPROVED BY BOARD OF DIRECTORS: February 23, 2023

RESTATEMENT OF SECOND AMENDED PLAN GIVING EFFECT TO PRIOR AMENDMENTS APPROVED BY BOARD: February 23, 2023